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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     AMENDED
                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

      J.P. Morgan Mutual Fund Series ("JPMMFS") (File No. 811-21295) hereby amends its original Notification of Registration on Form N-8A, filed on February 6, 2003, for the purpose of reflecting the adoption, effective February 19, 2005, and succession by JPMorgan Trust I (the "Trust") of the JPMMFS' registration under Section 8(a) of the Investment Company Act of 1940. In connection with such amended notification of registration, the Trust submits the following information:

            A.    Name:

                        JPMorgan Trust I

            B. Address of Principal Business Office (No. & Street, City, State, Zip Code):

                        JPMorgan Trust I
                        522 Fifth Avenue
                        New York, NY  10036

            C.    Telephone Number (including area code):

                        1-800-480-4111

            D.    Name and Address of Agent for Service of Process:

                        Avery P. Maher, Esq.
                        J.P. Morgan Investment Management Inc.
                        522 Fifth Avenue
                        New York, NY  10036

                  Copies to:

                        John Baumgardner, Jr., Esq.
                        Sullivan & Cromwell LLP
                        125 Broad Street
                        New York, NY  10004

                        Alan G. Priest, Esq.
                        Ropes & Gray LLP
                        One Metro Center
                        700 12th Street, N.W., Suite 900
                        Washington, DC 20005-3948

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            E.    Check Appropriate Box

                  Registrant is filing a Registration Statement pursuant to
                  Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

                        Yes         X

      Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of New York and State of New York on this 18th day of February 2005.

                                      JPMORGAN TRUST I
                                      (Registrant)


                                      By: /s/ George C.W. Gatch
                                          ------------------------------
                                          Name:  George C.W. Gatch
                                          Title: President


Attest:  /s/ Jessica K. Ditullio
         ---------------------------
         Name:  Jessica K. Ditullio
         Title: Assistant Secretary